PURCHASE AGREEMENT

Purchase Agreement, dated March 11, 2014 (the “Purchase Agreement”), between TSL Advisers, LLC, a Delaware limited liability company (the “Purchaser”), and Goldman, Sachs & Co. (the “Broker”).

WHEREAS, the Purchaser desires to appoint the Broker to purchase on behalf of the Purchaser shares (“Shares”) of outstanding common stock, $0.01 par value (the “Stock”), issued by TPG Specialty Lending, Inc., a Delaware corporation (“TSL”); and

WHEREAS, the parties intend that the purchases of Shares made pursuant to this Purchase Agreement shall comply with the requirements of subsection (c)(1)(i) of Rule 10b5-1 (“Rule 10b5-1”) and Rule 10b-18 (“Rule 10b-18”), each under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and that this Purchase Agreement shall be interpreted to comply with the requirements of those rules.

NOW, THEREFORE, the Purchaser and the Broker hereby agree as follows:

1. The Broker shall effect one or more purchases of Shares (each, a “Purchase”) as set forth on Annex A. The share amounts and per share prices in Annex A shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock that occurs during the period this Purchase Agreement remains in effect. The Broker’s sole compensation for services rendered under this Purchase Agreement shall be a commission of $0.02 per Share purchased.

2. Purchases may commence after the initial public offering (the “IPO”) of the Stock by TSL pursuant to a registration statement on Form N-2 (the “Registration Statement”) on the first Trading Day (as defined in Annex A) to occur after four full calendar weeks of trading in the Stock have occurred for purposes of determining ADTV as defined in Rule 10b-18 and shall terminate on the earliest of: (i) the date an aggregate purchase amount of $25,000,000 of Shares (inclusive of commissions) has been purchased pursuant to this Purchase

Agreement; (ii) the date that any person publicly announces a tender or exchange offer with respect to the Stock; (iii) the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Purchaser as a result of which the Stock is to be exchanged or converted into other securities or property; (iv) the date on which the Broker receives notice of the intended or actual commencement of any proceedings in respect of or triggered by the Purchaser’s bankruptcy, insolvency or similar proceeding; (v) the date on which any event of termination described herein shall occur; (vi) promptly after the receipt of written notice of termination signed by a senior officer of the Purchaser and confirmed by telephone, it being understood that any such termination shall not cause Purchases previously effected pursuant to this Purchase Agreement to fail to be entitled to the benefits of Rule 10b5-1(c), and that any such termination notice shall not indicate the reasons for the termination or contain any material non-public information; and (vii) December 31, 2014. Notwithstanding the foregoing or any other provision herein, if (i) any court, arbitrator, governmental, regulatory or stock exchange authority objects to the transactions contemplated hereby and this Agreement cannot be appropriately amended in light of any such objections in a manner acceptable to the Purchaser, acting in its sole discretion, or (ii) the closing date of the IPO (the “Closing Date”) shall not have occurred prior to or on April 11, 2014, then, in each case, this Purchase Agreement shall terminate automatically without any liability of the Purchaser or the Broker and be of no further force and effect.

3. The Broker may make Purchases pursuant to this Purchase Agreement solely in the open market. The Broker agrees to comply with the manner of purchase requirements of paragraphs (b)(2), (b)(3) and (b)(4) of Rule 10b-18 in effecting any Purchase pursuant to this Purchase Agreement. The Purchaser agrees that the Broker shall have full discretion with respect to the execution of all Purchases and the Purchaser agrees not to take any action that would cause any Purchase not to comply with Rule 10b-18, nor to attempt to influence how, when or whether Purchases are made by the Broker.

4. The Purchaser represents, warrants and covenants that:

(i) the Board of Managers of the Purchaser has authorized the Purchase of the Shares in compliance with Rule 10b-18 and Rule 10b5-1;

(ii) the Registration Statement contains a description of the Purchases to be made on behalf of the Purchaser pursuant to this Agreement;

(iii) as of the date hereof, the Purchaser is not aware of material nonpublic information concerning TSL except for any such information as will be disclosed in the Registration Statement on or prior to the Closing Date, and is entering into this Purchase Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

(iv) the Purchaser will not, during the period this Purchase Agreement is in effect, enter into any comparable agreement with any other broker if the period of such comparable agreement shall overlap with the period of this Purchase Agreement;

(v) Purchases are not prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on the Purchaser;

(vi) the Purchaser will not, during the period this Purchase Agreement is in effect, enter into or alter any corresponding or hedging transaction or position with respect to any Shares, or, except as permitted hereunder, alter or deviate from the Purchases contemplated hereby; and

(vi) the Purchaser will not, during the period this Purchase Agreement is in effect, enter into any transaction to Purchase any Shares that is inconsistent with Rule 10b-18 or applicable law;

and

(viii) the Purchaser shall immediately notify the Broker if any of the statements contained in paragraphs 4(iv) or 4(v) above become inaccurate prior to the termination of this Purchase Agreement.

5. Payment for Shares purchased under this Purchase Agreement shall be made in accordance with normal settlement procedures. The Broker shall establish a purchase account for the Purchaser into which Purchased Shares will be deposited against payment to the Broker of the purchase price and the Broker’s compensation. These Shares will be placed into transfer on a weekly basis. The Purchaser agrees that the obligation of the Broker to make Purchases on any day on which Purchases are to occur pursuant to this Purchase Agreement is conditioned upon the Purchaser maintaining compliance with normal settlement procedures. Any failure by the Purchaser to maintain such compliance, as reasonably determined by the Broker, shall be deemed an event of termination, and no further Purchases shall thereafter be made pursuant to this Purchase Agreement.

6. The Broker shall provide the Purchaser with written confirmation of Purchases executed on behalf of the Purchaser on a daily basis (showing the date of the transactions, the number of shares purchased, the price paid, the Broker’s compensation for the Purchases, and settlement dates), as well as other market data or account reports that the Purchaser may reasonably request. Unless otherwise directed by the Purchaser, such confirmation shall be delivered to Joshua Easterly, Alan Kirshenbaum, Steve Willmann, Justin Meagher and the TSL Accounting Group through electronic mail sent to jeasterly@tpg.com, akirshenbaum@tpg.com, SWillmann@tpg.com, jmeagher@tpg.com and TSLAccounting@tpg.com, with a paper copy addressed to the attention of Alan Kirshenbaum, Chief Financial Officer, c/o TPG Specialty Lending, 888 Seventh Ave., 38th Floor, New York, NY 10019, and a copy to Adam Fleisher, Rebecca Tabb, Cameron Wood and Jessica Fan through electronic mail sent to afleisher@cgsh.com, rtabb@cgsh.com, cwood@cgsh.com, jfan@cgsh.com, with a paper copy to the attention of Cameron Wood, c/o Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10007.

7. The Purchaser understands that the Broker may not be able to effect a Purchase due to a market disruption or a legal or regulatory restriction or a restriction under the terms of any contract applicable to the Broker (including any restriction, whether pursuant to a contract, internal policy or otherwise, applicable to the Broker when it is involved in a distribution of Stock on behalf of the Purchaser or another party) (a “Blackout”). The Purchaser also understands that even in the absence of a Blackout, the Broker may be unable to effect

Purchases consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a Purchase set forth in Annex A (“Unfilled Purchases”).

8. The Broker agrees that if the Purchaser enters into a transaction that results, in Purchaser’s good faith determination, in the imposition of trading restrictions on the Purchaser (each, a “Purchaser Restriction”), and if the Purchaser shall provide the Broker prior notice, then the Broker will cease effecting Purchases under this Purchase Agreement until notified by the Purchaser that such restrictions have terminated and the Purchaser authorizes the resumption of Purchases; provided that the Purchaser shall authorize such a resumption only if done in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and at a time when the Purchaser is not aware of material nonpublic information concerning TSL or its securities. All required notifications to the Broker under this paragraph 8 shall be made in writing (signed by Purchaser) and confirmed by telephone as follows: (Attn: Corporate Repurchase Desk, c/o Neil Kearns; Fax No. (212) 493-9487; Tel: (212) 902-5281; or Matthew Chellgren; Fax No. (212) 428-1353; Tel: (212) 902-3198). The Broker shall resume effecting Purchases in accordance with this Purchase Agreement as soon as practicable after the cessation or termination of a Blackout or, subject to resumption being authorized by the Purchaser, a Purchaser Restriction. Any Unfilled Purchase, and any Purchases that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Blackout or a Purchaser Restriction, shall be deemed to be cancelled and shall not be effected pursuant to this Purchase Agreement.

9. The Purchaser agrees that it shall not, directly or indirectly, communicate any information relating either to the Stock or to TSL to any employee of the Broker or its affiliates who is involved, directly or indirectly, in executing this Purchase Agreement at any time while this Purchase Agreement is in effect. The Purchaser shall be solely responsible for complying with all reporting or filing requirements, or with any laws not mentioned herein, that may apply to Purchases under this Purchase Agreement.

10. The Purchaser agrees that, in the absence of gross negligence, willful misconduct, bad faith or material breach of this Purchase Agreement by the Broker or any of its affiliates, directors, officers, employees and agents (collectively, “Broker Persons”), the Broker Persons shall not have any liability whatsoever to the Purchaser for any action taken or omitted to be taken in connection with this Purchase Agreement or the making of any Purchase. The Purchaser further agrees to hold each Broker Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and costs) incurred or sustained by such Broker Person in connection with or arising out of any suit, action or proceeding relating to this Purchase Agreement (each, an “Action”) and to reimburse each Broker Person for such Broker Person’s expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense is determined in a non-appealable order of a court of competent jurisdiction to be the result of such the Broker Person’s gross negligence, willful misconduct, bad faith or material breach of this Purchase Agreement. This paragraph 10 shall survive termination of this Purchase Agreement.

11. This Purchase Agreement is not assignable or transferable, and constitutes the entire agreement between the parties, superseding any prior written or oral agreements or understandings with regard to this Purchase Agreement. This Purchase Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall constitute a single, binding instrument.

12. This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York and may be modified or amended only by a writing signed by the parties hereto and provided that any such modification or amendment shall only be permitted if made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and at a time when the Purchaser is not aware of material nonpublic information concerning TSL or its securities. In the event of a modification or amendment to this Purchase Agreement, no Purchases shall be effected during the ten business days immediately following such modification or amendment (other than Purchases already provided for in this Purchase Agreement prior to modification or amendment).

13.              The Purchaser understands that the Broker may use an automated trading system, known as Cipher, to transmit orders in the Stock. Cipher uses an algorithm that tracks a stock's volume weighted average price (“VWAP”). When used for stock purchase programs, Cipher is programmed to generate purchase orders only at prices conforming to the timing, price and volume requirements of Rule 10b-18. If the last sale price reported in the consolidated system changes after Cipher generates the purchase order, Cipher will automatically send a cancel/correct order when the execution price on the original purchase order, if executed, would have exceeded the price of the intervening last sale. During the course of a trading day, due to rapid changes in market conditions, there may be insufficient time for the cancel/correct order to reach the specialist, market maker or electronic communications network, or to be acted upon by such venues. In those instances, and in any other instance where the purchase would not comply with the provisions of Rule 10b-18, Cipher will not book such executions to the Purchaser’s account. Rather, any such executions will be automatically booked to a Broker error account for subsequent handling as an error trade. The Purchaser agrees that this provision shall serve as notice that such executions may occur and that, absent a specific request from the Purchaser to receive notice thereof, any such executions will be handled in the manner described above. The Broker reserves the right to discontinue use of Cipher at any time.

The Purchaser further understands that, due to the manual process involved in executing and reporting trades on the floor of the New York Stock Exchange, a trade that is otherwise compliant with the price restrictions of Rule 10b-18 may appear to have been effected outside of the price restriction.  Such a condition typically occurs as a result of the delays inherent in the New York Stock Exchange (“NYSE”) specialist process of reporting a trade to the Consolidated Tape.  In those instances where there is a delay between the execution and reporting of a trade by the specialist on the NYSE floor, a trade reported to the Consolidated Tape by another market may cause the NYSE trade report to appear as an “uptick”, i.e., a trade executed at a price higher than the highest independent bid or last sale price.  These conditions are more likely to occur in actively traded stocks.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Purchase Agreement as of the date first written above.

TSL ADVISERS, LLC

/s/ Joshua Easterly

Name: Joshua Easterly

Title: Vice President

GOLDMAN, SACHS & CO.

/s/ Neil Kearns

Name: Neil Kearns

Title: Managing Director

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